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                                                                      EXHIBIT 21


                            Titan Exploration, Inc.
                                 Subsidiaries

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Name                                          State of Organization                    Ownership
------------------------------                -----------------------------            ---------
Titan Resources Holdings, Inc.                Nevada corporation                        100%
Titan Resources, L.P.                         Texas limited partnership                 100%
Titan Resources, 1, Inc.                      Texas corporation                         100%
Offshore Energy Development Corporation       Delaware corporation                      100%
OEDC, Inc.                                    Texas corporation                         100%
OEDC Processing Partners, L.P.                Texas limited partnership                 100%
Dauphin Island Gathering Company, L.P.        Texas limited partnership                 100%
Beacon Natural Gas Company, L.P.              Texas limited partnership                 100%
OEDC Exploration & Production, L.P.           Texas limited partnership                 100%
Carrollton Resources, L.L.C.                  Louisiana limited liability company       100%
Carrollton Resources Corporation              Louisiana corporation                     100%
Dauphin Island Gathering Partners, G.P.       Texas limited partnership                   1%
South Dauphin Partners II, Ltd.               Texas limited partnership                  15%
Mobile Bay Processing Partners, L.P.          Texas limited partnership                   1%
Asia Pacific Refinery Investment, L.P.        Texas limited partnership              13 1/3%
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